EXHIBIT 99.1

Old Line Bancshares, Inc. Disposes of Credit Impaired Loans Purchased in its Past Merger Transactions

Bowie, MD – November 19, 2013 – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, announced that since September 30, 2013, it has disposed of approximately $22.6 million of loans acquired in the April 2011 merger with Maryland Bankcorp, Inc., the May 2013 merger with WSB Holdings, Inc. and the repurchase, from another bank, of a participation on one of the WSB Holdings, Inc. credit impaired loans. This disposal was accomplished through brokered sales transactions. The disposals included approximately $12.0 million of loans that were over 90 days past due.

The net proceeds received in these transactions totaled approximately $26.3 million. The after tax benefit of the proceeds received in excess of the carrying value will increase Tangible Common Equity through a combination of income statement benefit and a balance sheet adjustment to decrease the original amount allocated for credit impairment in the original WSB Holdings, Inc. purchase price allocation, which will result in a reduction of goodwill and deferred tax assets.

“We believe that this significant reduction in these credit impaired loans will allow us to continue to focus on our already strong organic loan growth while also reducing the uncertainty and costs associated with managing non-performing and underperforming assets” stated James W. Cornelsen, President and Chief Executive Officer. “The disposal of these loans at a premium to our carrying value improves our tangible common equity while also dramatically reducing our non-performing asset levels by decreasing our loans that are 90 or more days past due. Such past due loans totaled approximately $16.7 million as of June 30, 2013, and these loan transactions eliminate a significant portion of those past due loans.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland. Old Line Bank was established in 1989 and has 23 branches serving the suburban areas surrounding Washington, D.C., including Prince George's County, Anne Arundel County, Charles County, Calvert County and St. Mary's County. The Bank serves small to medium-sized businesses, entrepreneurs, professionals, consumers and high net worth clients. For additional information, please visit our website at www.oldlinebank.com or call 301-430-2500.

CONTACT:	James W. Cornelsen, President & Chief Executive Officer
(301) 430-2530